Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-253951, 333-251399, 333-239846, 333-229231 and 333-225919 on Form S-8 and No. 333-258428 and 333-261538 on Form S-3) of fuboTV Inc. of our reports dated February 28, 2021, with respect to the consolidated financial statements of fuboTV Inc., and the effectiveness of internal control over financial reporting which reports appear in the Form 10-K of fuboTV Inc. dated February 28, 2021.

/s/ KPMG LLP

New York, New York
February 28, 2022